United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Materials Pursuant to Rule 14a-12

Eastside Distilling, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

EASTSIDE DISTILLING, INC.
2321 Argyle Street, Unit D

Portland, Oregon 97211

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on October __, 2024

To the Stockholders of Eastside Distilling, Inc.

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the “Special Meeting”) of Eastside Distilling, Inc. (the “Company”) will be held on October __, 2024, beginning at 10:00 a.m. Pacific Time. The Special Meeting will be held solely in a virtual meeting format online at www.virtualspecialmeeting.com/EAST2024SM. You will not be able to attend the Special Meeting at a physical location. At the Special Meeting, stockholders will act on the following matters:

●	To adopt and approve an amendment to our Articles of Incorporation to effect a reverse stock split of our issued shares of common stock, at a specific ratio, ranging from one-for-two (1:2) to one-for-ten (1:10), at any time prior to the one-year anniversary date of the Special Meeting, with the exact ratio to be determined by the Board of Directors without further approval or authorization of our stockholders (the “Reverse Split Proposal”);

●	To adopt and approve an amendment to our Articles of Incorporation to increase the number of authorized shares of the Company’s common stock, par value $0.0001 per share, from 6,000,000 to 50,000,000, which we refer to as the “Charter Amendment Proposal”; and

●	To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Reverse Split Proposal or the Charter Amendment Proposal (the “Adjournment Proposal”).

Pursuant to the Company’s Amended and Restated Bylaws (the “Bylaws”), the Board has fixed the close of business on August __, 2024 as the record date for determination of the stockholders entitled to vote at the Special Meeting and any adjournments or postponements thereof.

The Company is furnishing proxy materials to its stockholders through the Internet as permitted under the rules of the Securities and Exchange Commission. Under these rules, many of the Company’s stockholders will receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of this Notice of Special Meeting of Stockholders, the Proxy Statement and our proxy card. We believe this process gives us the opportunity to serve you more efficiently by making the proxy materials available quickly online and reducing costs associated with printing and postage. Stockholders who do not receive a Notice of Internet Availability of Proxy Materials will receive a paper copy of the proxy materials by mail.

Your vote is important. We urge you to submit your proxy (1) over the internet, (2) by telephone, or (3) by mail, whether or not you plan to attend the meeting in person. For specific instructions, please refer to “Procedural Matters” beginning on the first page of the proxy statement and the instructions on the proxy card relating to the special meeting. We would appreciate receiving your proxy at your earliest convenience.

By Order of the Board of Directors

Geoffrey Gwin

CEO

Portland, Oregon

August __, 2024

Proxy Statement

For the Special Meeting of

Stockholders To Be Held on October __, 2024

EASTSIDE DISTILLING, INC.

2321 Argyle Street, Unit D

Portland, Oregon 97211

PROXY STATEMENT

This proxy statement contains information related to our Special Meeting of Stockholders to be held on October __, 2024, at 10:00 a.m. Pacific Time, or at such other time and place to which the Special Meeting may be adjourned or postponed (the “Special Meeting”). The enclosed proxy is solicited by the Board of Directors (the “Board”) of Eastside Distilling, Inc. (the “Company”). The proxy materials relating to the Special Meeting are being mailed to stockholders entitled to vote at the meeting on or about August __, 2024. A list of record holders of the Company’s common stock entitled to vote at the Special Meeting will be available for examination by any stockholder, for any purpose germane to the Special Meeting, at our principal offices at 2321 Argyle Street, Unit D, Portland, Oregon, during normal business hours for ten days prior to the Special Meeting and available during the Special Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER __, 2024: On or about August __, 2024, we are mailing to stockholders entitled to vote at the Special Meeting a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement. The Notice contains instructions on how to access the Proxy Materials over the Internet at www.proxyvote.com. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement and a form of proxy card or voting instruction card.

ABOUT THE MEETING

When and where will the Special Meeting be held?

The Special Meeting will be held on October __, 2024, at 10:00 a.m. Pacific Time, in a virtual meeting format online at www.virtualshareholdermeeting.com/EAST2024SM, and at any adjournment or postponement thereof. You will not be able to attend the Special Meeting at a physical location.

What is the purpose of the Special Meeting?

We are calling the Special Meeting to seek the approval of our stockholders:

●	To adopt and approve an amendment to our Articles of Incorporation (the “Charter”) to effect a reverse stock split of our issued shares of common stock, at a specific ratio, ranging from one-for-two (1:2) to one-for-ten (1:10), at any time prior to the one-year anniversary date of the Special Meeting, with the exact ratio to be determined by the Board without further approval or authorization of our stockholders (the “Reverse Split Proposal”);

●	To adopt and approve an amendment to our Articles of Incorporation to increase the number of authorized shares of the Company’s common stock, par value $0.0001 per share, from 6,000,000 to 50,000,000, which we refer to as the “Charter Amendment Proposal”; and

●	To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Reverse Split Proposal or the Charter Amendment Proposal (the “Adjournment Proposal”).

What are the Board’s recommendations?

The Board recommends you vote:

●	FOR the Reverse Split Proposal;

●	FOR the Charter Amendment Proposal; and

●	FOR the Adjournment Proposal.

If you are a stockholder of record and you return a properly executed proxy card or submit a proxy to vote over the Internet but do not mark the boxes showing how you wish to vote, your shares will be voted in accordance with the recommendations of the Board, as set forth above.

No other matters may be brought before the Special Meeting.

Who is entitled to vote at the Special Meeting?

The Board of Directors has set August __, 2024 as the record date for the special meeting. If you were a stockholder of record at the close of business on the record date, August __, 2024, you are entitled to receive notice of the meeting and to vote your shares at the meeting and at any postponement or adjournment thereof. Holders of the Company’s common stock are entitled to one vote per share. Holders of the Company’s Series B Preferred Stock are entitled to 0.016129 votes per share of Series B Preferred Stock.

What constitutes a quorum?

The presence at the Special Meeting, in person or by proxy, of the holders of one third of our common stock outstanding on the record date will constitute a quorum for the Special Meeting. Pursuant to the corporation law of the State of Nevada, abstentions will be counted for the purpose of determining whether a quorum is present. If brokers have, and exercise, discretionary authority on at least one item on the agenda for the Special Meeting, uninstructed shares for which broker non-votes occur will constitute voting power present for the discretionary matter and will therefore count towards the quorum.

Do I need to attend the Special Meeting?

No. It is not necessary for you to attend the virtual Special Meeting in order to vote your shares. You may vote by telephone, through the Internet or by mail, as described in more detail below.

How do I vote my shares without attending the Special Meeting?

Stockholder of record: shares registered in your name. If you are a stockholder of record, you may authorize a proxy to vote on your behalf at the Special Meeting in any of the following ways:

By Telephone or via the Internet. You can submit a proxy to vote your shares by telephone or via the Internet by following the instructions on the enclosed proxy card. Proxies submitted by telephone or via the Internet must be received by 11:59 p.m. Pacific Time, on the day before the Special Meeting. Have your proxy card in hand as you will be prompted to enter your control number.

By Mail. You can submit a proxy to vote your shares by mail if you received a printed proxy card by completing, signing, dating and promptly returning your proxy card in the postage-prepaid envelope provided with the materials. Proxies submitted by mail must be received by the close of business on the day before the Special Meeting in order to ensure that your vote is counted.

To facilitate timely receipt of your proxy, we encourage you to promptly vote via the Internet or telephone following the instructions on the enclosed proxy card. If you are submitting your proxy by telephone or through the Internet, your voting instructions must be received by 11:59 p.m., Pacific Time on the day before the Special Meeting.

Submitting your proxy by mail, by telephone or through the Internet will not prevent you from casting your vote at the Special Meeting. You are encouraged to submit a proxy by mail, by telephone or through the Internet even if you plan to attend the Special Meeting via the virtual meeting website to ensure that your shares are represented at the Special Meeting.

Beneficial owner: shares registered in the name of bank, broker or other nominee. If you are a beneficial owner of shares registered in the name of your bank, broker or other nominee, you should have received voting instructions from that organization rather than from us. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your bank, broker or other nominee. Follow the instructions from your broker, bank or other nominee included with this proxy statement, or contact your bank, broker or other nominee to request a proxy form.

Even if you plan to attend the Special Meeting live via the Internet, we encourage you to vote in advance by Internet, telephone, or mail so that your vote will be counted if you later decide not to attend the Special Meeting live via the Internet.

May I change my vote after I have mailed my proxy card or after I have submitted my proxy by telephone or through the Internet?

Yes. You may revoke your proxy or change your vote at any time before the proxy is exercised at the Special Meeting. You may revoke your proxy by delivering a signed written notice of revocation stating that the proxy is revoked and bearing a date later than the date of the proxy to the Company’s Secretary, Stephanie Kilkenny, at Eastside Distilling, Inc., 2321 Argyle Street, Unit D, Portland, Oregon 97211. You may also revoke your proxy or change your vote by submitting another proxy by telephone or through the Internet in accordance with the instructions on the enclosed proxy card. You may also submit a later-dated proxy card relating to the same shares. If you voted by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you later decide to revoke your proxy or change your vote by telephone or through the Internet. Alternatively, your proxy may be revoked or changed by attending the Special Meeting via the virtual meeting website and voting at the meeting by following the internet voting instructions on your proxy card. However, simply attending the Special Meeting without voting will not revoke or change your proxy. “Street name” holders of shares of our common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Transfer Online, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to directly grant your voting proxy or to vote in person at the Special Meeting.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker as to how to vote and are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the Special Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. If you do not provide the stockholder of record with voting instructions or otherwise obtain a signed proxy from the record holder giving you the right to vote the shares, broker non-votes may occur for the shares that you beneficially own. The effect of broker non-votes is more specifically described in “What vote is required to approve each proposal?” below.

What vote is required to approve each proposal?

Assuming that a quorum is present, the following votes will be required:

●	With respect to the Reverse Split Proposal, the affirmative vote of the holders of a majority of the voting power in the Company is required to approve this proposal. For purposes of counting votes on this matter, abstentions will have the effect of voting against the matter and broker non-votes will have no effect on the vote.

●	With respect to the Charter Amendment Proposal, the affirmative vote of the holders of a majority of the voting power in the Company is required to approve this proposal. For purposes of counting votes on this matter, abstentions will have the effect of voting against the matter and broker non-votes will have no effect on the vote.

●	With respect to the Adjournment Proposal, the affirmative vote of a majority of the votes cast by all stockholders present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal is required to approve this proposal. For purposes of counting votes on this matter, abstentions will have the effect of voting against the matter and broker non-votes will have no effect on the vote.

Where can I find the voting results of the Special Meeting?

The preliminary voting results will be announced at the Special Meeting, and we will publish final results in a Current Report on Form 8-K filed with the SEC within four business days of the Special Meeting.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our Board and will pay all expenses associated therewith. Some of our officers, directors and other employees also may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone or other electronic means.

We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of the capital stock and to obtain proxies.

PROPOSAL NO. 1

THE REVERSE SPLIT PROPOSAL

Overview

Our Board has determined that it is advisable and in the best interests of the Company and its stockholders to authorize our Board to amend our Charter to effect a reverse stock split (the “Charter Amendment”) of our issued shares of common stock at a specific ratio, ranging from one-for-two (1:2) to one-for-ten (1:10) (the “Approved Split Ratios”), to be determined by the Board without further approval or authorization of our stockholders (the “Reverse Split”). A vote for this Reverse Split Proposal will constitute adoption and approval of the Charter Amendment and the Reverse Split that, once effected by filing the Charter Amendment with the Secretary of State of the State of Nevada, will combine between four and ten shares of our common stock into one share of our common stock.

Accordingly, stockholders are asked to adopt and approve the Certificate of Change set forth in Appendix A (the “Charter Amendment”) to effect the Reverse Split as set forth in the Charter Amendment, subject to the Board’s determination, in its sole discretion, whether or not to implement the Reverse Split, as well as the specific ratio within the range of the Approved Split Ratios, and provided that the Reverse Split must be effected on or prior to the one-year anniversary date of the Special Meeting. As set forth on Appendix A, by approving this Reverse Split Proposal, the stockholders will be deemed to have adopted and approved an amendment to effect the Reverse Split within the range of the Approved Split Ratios.

If adopted and approved by our stockholders, the Reverse Split would be effected at an Approved Split Ratio approved by the Board prior to the one-year anniversary date of the Special Meeting, if at all. To effect the Reverse Stock Split, the Charter Amendment setting forth the Approved Split Ratio approved by the Board would be filed with the Secretary of State of the State of Nevada and any amendment to effect the Reverse Split at the other Approved Split Ratios would be abandoned. The Board reserves the right to elect to abandon the Charter Amendment and the Reverse Split at any of the Approved Split Ratios if it determines, in its sole discretion, that the Reverse Split is no longer in the best interests of the Company and its stockholders.

Purpose and Rationale for the Reverse Split

Avoid Delisting from Nasdaq. Nasdaq Listing Rule 5550(a)(2) requires that, for continued listing on Nasdaq, the common stock of the Company must sustain a $1.00 minimum bid price (the “Minimum Bid Price Requirement”). If the bid price for the common stock remains below $1.00 for thirty consecutive trading days, the Staff of Nasdaq will issue to the Company a notice of non-compliance with the Minimum Bid Price Requirement and the Company will be required to file an 8-K with the SEC and issue a press release publicizing its receipt of the notice of non-compliance. The notice of non-compliance will afford the Company 180 days within which to regain compliance.

On July16, 2024 the closing bid price on Nasdaq of the Company’s common stock was $0.98. During the __ trading days since July 16, the closing bid price has never equaled or exceeded $1.00. If the closing bid price does not equal or exceed $1.00 on or before August 26, 2024, the Company will be on that date out of compliance with Nasdaq Listing Rule 5550(a)(2), will receive notice from the Nasdaq staff of its non-compliance, and will be required to publicize that it is out of compliance with Nasdaq listing rules. Prior experience suggests that the publication of our non-compliance with Nasdaq listing rules is likely to contribute to further reduction of the market price for our common stock.

On April 8, 2024, the Company received a deficiency letter from the Nasdaq Staff notifying the Company that its stockholders’ equity, as reported in its Annual Report on Form 10-K for the period ending December 31, 2023, did not satisfy the continued listing requirement under Nasdaq Listing Rule 5550(b)(1) (the “Equity Rule”) for the Nasdaq Capital Market, which requires that a listed company’s stockholders’ equity be at least $2.5 million. As reported in its Quarterly Report on Form 10-Q for the period ended June 30, 2024, the Company’s stockholders’ equity as of June 30, 2024 was a deficit of approximately ($1,934,000). The Staff has afforded the Company until October 7, 2024 to regain compliance with the Equity Rule. Although management is engaged in efforts to remedy the Company’s non-compliance with the Equity Rule, the combination of impending non-compliance with the Minimum Bid Price Requirement with actual non-compliance with the Equity Rule exerts downward pressure on the market price of our common stock.

Failure to approve the Reverse Split may potentially have serious, adverse effects on us and our stockholders. Even if we are successful in remedying our non-compliance with the Equity Rule, our common stock could be delisted from Nasdaq because shares of our common stock may continue to trade below the requisite $1.00 per share price needed to maintain our listing in accordance with the Minimum Bid Price Requirement. Our shares may then trade on the OTCQB or other small trading markets, such as the OTC Pink market. In that event, our common stock could trade thinly as a microcap or penny stock, adversely decrease to nominal levels of trading and may be avoided by retail and institutional investors, resulting in the impaired liquidity of our common stock.

On August __, 2024, our common stock closed at $0.___ per share on Nasdaq. The Reverse Split, if effected, is expected to have the immediate effect of increasing the price of our common stock as reported on Nasdaq, therefore reducing the risk that our common stock could be delisted from Nasdaq. Accordingly, the Board has approved resolutions proposing the Charter Amendment to effect the Reverse Split and directed that it be submitted to our stockholders for approval at the Special Meeting.

Other Effects. The Board also believes that the increased market price of our common stock expected as a result of implementing the Reverse Split could improve the marketability and liquidity of our common stock and will encourage interest and trading in our common stock. The Reverse Split, if effected, could allow a broader range of institutions to invest in our common stock (namely, funds that are prohibited from buying stock whose price is below a certain threshold), potentially increasing the trading volume and liquidity of our common stock. The Reverse Split could help increase analyst and broker’s interest in common stock, as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, a low average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher.

Our Board does not intend for this transaction to be the first step in a series of plans or proposals to effect a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Risks of the Proposed Reverse Split

We cannot assure you that the proposed Reverse Split will increase the price of our common stock and have the desired effect of regaining and maintaining compliance with Nasdaq listing rules.

If the Reverse Split is implemented, our Board expects that it will increase the market price of our common stock so that we are able to regain and maintain compliance with the Minimum Bid Price. However, the effect of the Reverse Split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar stock splits for companies in like circumstances is varied. It is possible that (i) the per share price of our common stock after the Reverse Split will not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the Reverse Split, (ii) the market price per post-Reverse Split share may not exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time, or (iii) the Reverse Split may not result in a per share price that would attract brokers and investors who do not trade in lower priced stocks. Even if the Reverse Split is implemented, the market price of our common stock may decrease due to factors unrelated to the Reverse Split. In any case, the market price of our common stock will be based on other factors which may be unrelated to the number of shares outstanding, including our future performance. If the Reverse Split is consummated and the trading price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Split. Even if the market price per post-Reverse Split share of our common stock remains in excess of $1.00 per share, we may be delisted due to a failure to meet other continued listing requirements, including the Equity Rule and the Nasdaq requirements related to the minimum number of shares that must be in the public float and the minimum market value of the public float.

A decline in the market price of our common stock after the Reverse Split is implemented may result in a greater percentage decline than would occur in the absence of a reverse stock split.

If the Reverse Split is implemented and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of our common stock will, however, also be based upon our performance and other factors, which are unrelated to the number of shares of common stock outstanding.

The proposed Reverse Split may decrease the liquidity of our common stock.

The liquidity of our common stock may be harmed by the proposed Reverse Split given the reduced number of shares of common stock that would be outstanding after the Reverse Split, particularly if the stock price does not increase as a result of the Reverse Split.

Determination of the Ratio for the Reverse Split

If this Reverse Split Proposal is approved by stockholders and the Board determines that it is in the best interests of the Company and its stockholders to move forward with the Reverse Split, the Approved Split Ratio will be selected by the Board, in its sole discretion. However, the Approved Split Ratio will not be less than a ratio of one-for-two (1:2) or exceed a ratio of one-for-ten (1:10). In determining which Approved Split Ratio to use, the Board will consider numerous factors, including the historical and projected performance of our common stock, prevailing market conditions and general economic trends, and will place emphasis on the expected closing price of our common stock in the period following the effectiveness of the Reverse Split. The Board will also consider the impact of the Approved Split Ratios on investor interest. The purpose of selecting a range is to give the Board the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. Based on the number of shares of common stock issued and outstanding as of August __, 2024, after completion of the Reverse Split, we will have between 881,745 and 176,349 shares of common stock issued and outstanding, depending on the Approved Split Ratio selected by the Board.

Principal Effects of the Reverse Split

After the effective date of the proposed Reverse Split, each stockholder will own a reduced number of shares of common stock. Except for adjustments that may result from the treatment of fractional shares as described below, the proposed Reverse Split will affect all stockholders uniformly. The proportionate voting rights and other rights and preferences of the holders of our common stock will not be affected by the proposed Reverse Split except for adjustments that may result from the treatment of fractional shares as described below. For example, a holder of 2% of the voting power of the outstanding shares of our common stock immediately prior to the Reverse Split would continue to hold 2% of the voting power of the outstanding shares of our common stock immediately after the Reverse Split. The number of stockholders of record also will not be affected by the proposed Reverse Split.

The following table contains approximate number of issued and outstanding shares of common stock, and the estimated per share trading price following a 1:2 to 1:10 Reverse Split as of August __, 2024, without giving effect to any adjustments for fractional shares of common stock or the issuance of any derivative securities.

After Each Reverse Split Ratio

	Current		1:2 Split		1:5 Split		1:10 Split
Common stock authorized(1)		6,000,000		50,000,000		50,000,000		50,000,000
Common stock outstanding		1,763,489		881,745		352,698		176.349
Common stock outstanding – fully diluted(2)		3,924,962		1,962,481		784,993		392,497
Shares - fully diluted plus reserved(3)		6,000,000		3,022,046		1,208,819		604,410
Shares of common stock authorized but unissued and not reserved		0		46,977,954		48,791,181		49,395,590
Price per share, based on closing price on August __, 2024(4)	$		$		$		$

(1)	This table assumes that the Charter Amendment Proposal is approved, and that the number of shares of common stock authorized in the Company’s Charter is increased from 6,000,000 to 50,000,000.

(2)	Includes 40,322 common shares issuable on conversion of outstanding Series B Preferred Stock, 1,837,705 common shares issuable upon conversion of outstanding Series C Preferred Stock and 283,446 shares issuable upon exercise of outstanding warrants and options.

(3)	The governing instruments for the Series C Preferred Stock and for the warrants to purchase 281,425 shares require the Company to reserve 200% of the shares issuable on conversion or exercise of the derivative security.

(4)	The price per share indicated reflects solely the application of the applicable Reverse Split ratio to the closing price of the common stock on August __, 2024.

After the effective date of the Reverse Split, our common stock would have a new committee on uniform securities identification procedures (CUSIP) number, a number used to identify our common stock.

Our common stock is currently registered under Section 12(b) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed Reverse Split will not affect the registration of our common stock under the Exchange Act. Our common stock would continue to be reported on Nasdaq under the symbol “EAST,” assuming that we are able to regain compliance with Nasdaq Continued Listing Requirements, although it is likely that Nasdaq would add the letter “D” to the end of the trading symbol for a period of twenty trading days after the effective date of the Reverse Split to indicate that the Reverse Split had occurred.

Effect on Outstanding Derivative Securities

The Reverse Split will require that proportionate adjustments be made to the per share exercise price and the number of shares issuable upon the exercise of the following outstanding derivative securities issued by us, in accordance with the Approved Split Ratio (all figures are as of August __, 2024 and are on a pre-Reverse Split basis), including:

●	40,322 shares of common stock issuable upon conversion of 2,500,000 outstanding shares of Series B Preferred Stock.

●	1,837,705 shares of common stock issuable upon conversion of 200,000 outstanding shares of Series C Preferred Stock.

●	130,914 shares of common stock issuable upon conversion of secured convertible promissory notes in the aggregate principal amount of $399,290, with a conversion price of $3.05 per share;

●	190,833 shares of common stock issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $26.14 per share;

●	2,021 of common stock issuable upon exercise of stock options, with a weighted average exercise price of $57.95 per share; and

●	239,254 shares of common stock reserved for future issuance under the Company’s 2016 Equity Incentive Plan (the “2016 Plan”).

The adjustments to the above securities, as required by the Reverse Split and in accordance with the Approved Split Ratio, would result in approximately the same aggregate price being required to be paid under such securities upon exercise, and approximately the same value of shares of common stock being delivered upon such exercise or conversion, immediately following the Reverse Split as was the case immediately preceding the Reverse Split.

Effect on our Equity Incentive Plan

As of August __, 2024, we had 2,021 shares of common stock reserved for issuance pursuant to the exercise of outstanding options issued under our 2016 Plan, as well as 239,254 shares of common stock available for issuance under the 2016 Plan. Pursuant to the terms of the 2016 Plan, the Board, or a designated committee thereof, as applicable, will adjust the number of shares of common stock underlying outstanding stock options, the exercise price per share of outstanding stock options and other terms of outstanding awards issued pursuant to the 2016 Plan to equitably reflect the effects of the Reverse Split. Furthermore, the number of shares available for future grant under the 2016 Plan will be similarly adjusted.

Effective Date

The proposed Reverse Split would become effective on the date of filing of the Charter Amendment with the office of the Secretary of State of the State of Nevada unless another effective date is set forth in the Charter Amendment. On the effective date, shares of common stock issued immediately prior thereto will be combined and reclassified, automatically and without any action on the part of our stockholders, into new shares of common stock in accordance with the Approved Split Ratio set forth in this Reverse Split Proposal. If the proposed Charter Amendment is not adopted and approved by our stockholders, the Reverse Split will not occur.

Treatment of Fractional Shares

No fractional shares of common stock will be issued as a result of the Reverse Split. Instead, record holders of our common stock who otherwise would be entitled to receive a fractional share because they hold a number of shares not evenly divisible by the Approved Split Ratio will automatically be entitled to receive an additional fraction of a share of common stock to round up to the next whole share. In any event, cash will not be paid for fractional shares.

Record and Beneficial Stockholders

If the Reverse Split is authorized by our stockholders and our Board elects to implement the Reverse Split, stockholders of record holding some or all of their shares of common stock electronically in book-entry form under the direct registration system for securities will receive a transaction statement at their address of record indicating the number of shares of common stock they hold after the Reverse Split. Non-registered stockholders holding common stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation than those that would be put in place by us for registered stockholders. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

If the Reverse Split is authorized by the stockholders and our Board elects to implement the Reverse Split, stockholders of record holding some or all of their shares in certificated form (i.e., shares represented by one or more physical stock certificates) will be requested to exchange their old stock certificate(s) (“Old Certificate(s)”) for shares held in book-entry form at our transfer agent, Transfer Online, in their direct registration system representing the appropriate number of whole shares of our common stock resulting from the Reverse Split. Stockholders of record upon the effective time of the Reverse Split will be furnished the necessary materials and instructions for the surrender and exchange of their Old Certificate(s) at the appropriate time by our transfer agent. As soon as practicable after the effective time of the Reverse Split, our transfer agent will send a transmittal letter to each stockholder advising such holder of the procedure for surrendering Old Certificate(s) in exchange for new shares held in book-entry. Your Old Certificate(s) representing pre-split shares cannot be used for either transfers or deliveries. Accordingly, you must exchange your Old Certificate(s) in order to effect transfers or deliveries of your shares. Any stockholder whose Old Certificate(s) have been lost, destroyed or stolen will be entitled to new shares in book-entry only after complying with the requirements that we and our transfer agent customarily apply in connection with lost, stolen or destroyed certificates.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Accounting Consequences

The par value per share of our common stock would remain unchanged at $0.0001 per share after the Reverse Split. As a result, on the effective date of the Reverse Split, the stated capital on our balance sheet attributable to the common stock will be reduced proportionally, based on the Approved Split Ratio selected by the Board, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of common stock outstanding. The shares of common stock held in treasury, if any, will also be reduced proportionately based on the Approved Split Ratio selected by the Board. Retroactive restatement will be given to all share numbers in our financial statements, and accordingly all amounts including per share amounts will be shown on a post-split basis. We do not anticipate that any other accounting consequences would arise as a result of the Reverse Split.

Dissenter’s Rights of Appraisal

Any stockholders who dissent from the Reverse Split have no right to appraisal under the Nevada Revised Statutes, our Articles of Incorporation, or our bylaws.

Material Federal U.S. Income Tax Consequences of the Reverse Split

The following is a summary of the material U.S. federal income tax consequences of a Reverse Split to our U.S. Holders (as defined below). The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of a Reverse Split. This discussion only addresses U.S. Holders who hold common stock as capital assets. It does not purport to be complete and does not address U.S. Holders subject to special tax treatment under the Code, including, without limitation, financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign stockholders, stockholders who hold their pre-reverse stock split shares as part of a straddle, hedge or conversion transaction, and stockholders who acquired their pre-reverse stock split shares pursuant to the exercise of employee stock options or otherwise as compensation. If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Accordingly, partnerships (and other entities treated as partnerships for U.S. federal income tax purposes) holding our common stock and the partners in such entities should consult their own tax advisors regarding the U.S. federal income tax consequences of the proposed Reverse Split to them. In addition, the following discussion does not address the tax consequences of the Reverse Split under state, local and foreign tax laws. Furthermore, the following discussion does not address any tax consequences of transactions effectuated before, after or at the same time as the Reverse Split, whether or not they are in connection with the Reverse Split.

For purposes of the discussion below, a “U.S. Holder” is a beneficial owner of shares of the Company’s common stock that for U.S. federal income tax purposes is: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state therein or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust with respect to which a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions of the trust, or that has a valid election in effect to be treated as a U.S. person under applicable U.S. Treasury Regulations.

The Reverse Split is expected to constitute a “recapitalization” for U.S. federal income tax purposes pursuant to Section 368(a)(1)(E) of the Code. A U.S. Holder generally will not recognize gain or loss on the deemed exchange of shares pursuant to the Reverse Split, except potentially with respect to any additional fractions of a share of our common stock received as a result of the rounding up of any fractional shares that otherwise would be issued, as discussed below. Subject to the following discussion regarding a U.S. Holder’s receipt of a whole share of the Company’s common stock in lieu of a fractional share, a U.S. Holder’s aggregate tax basis in the shares of common stock received in the Reverse Split will equal the U.S. Holder’s basis in its old shares of common stock and such U.S. Holder’s holding period in the shares received will include the holding period in its old shares exchanged. The Treasury Regulations provide detailed rules for allocating the tax basis and holding period of shares of common stock surrendered in a recapitalization to shares received in the recapitalization.

As described above under “Treatment of Fractional Shares,” no fractional shares of the Company’s common stock will be issued as a result of the Reverse Split. Instead, record holders of our common stock who otherwise would be entitled to receive a fractional share because they hold a number of shares not evenly divisible by the Approved Split Ratio will automatically be entitled to receive an additional fraction of a share of common stock to round up to the next whole share. A U.S. Holder who receives one whole share of the Company’s common stock in lieu of a fractional share may recognize income or gain in an amount not to exceed the excess of the fair market value of such share over the fair market value of the fractional share to which such U.S. Holder was otherwise entitled.

We will not recognize any gain or loss as a result of the proposed Reverse Split.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL U.S. INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE REVERSE SPLIT IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

Required Vote and Recommendation

In accordance with our Charter and Nevada law, approval and adoption of this Reverse Split Proposal requires the affirmative vote of the holders of a majority of the voting power held by all stockholders. Abstentions will have the effect of voting against the Reverse Split Proposal and broker non-votes will have no effect on the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE REVERSE SPLIT PROPOSAL.

PROPOSAL NO. 2

THE CHARTER AMENDMENT PROPOSAL

Overview

As of August __, 2024, there were: 6,000,000 shares of the Company’s common stock authorized and a total of 1,763,489 shares of common stock issued and outstanding. In addition, there were derivative securities outstanding that are convertible or (in the case of options and warrants) exercisable to purchase 2,159,452 shares of common stock. Because circumstances could cause a reduction in the conversion ratio or exercise price of the derivative securities, the governing instruments for the derivative securities require the Company to reserve a total of 4,318,904 shares of common stock for issuance upon the conversion or exercise of the derivative securities. As a result, the Company currently has no authorized shares of common stock that are available for issuance other than to the holders of outstanding derivative securities.

After consideration, our Board of Directors determined it would be in the best interest of Eastside and its stockholders to seek stockholder approval for an amendment to the Articles of Incorporation which would increase the number of authorized shares of Common stock for various purposes described below. The amendment is attached hereto as Appendix A. It would increase Eastside’s total number of authorized shares of common stock from 6,000,000 shares to 50,000,000 shares. We are not requesting any increase to the authorized number of shares of preferred stock, which would remain unchanged at 100,000,000 shares.

Rationale for the Amendment and Factors to Consider

The amendment is intended to, among other things, allow Eastside to have shares of our common stock available to provide flexibility for Eastside to use its capital stock for business and financial purposes in the future, without the expense and delay of an additional special meeting of stockholders, unless such approval is expressly required by applicable law or Nasdaq Rules. The additional shares may be used for various purposes, including for: (i) capital-raising, financing or refinancing transactions involving the issuance of shares of our common stock, the issuance of convertible securities or the issuance of other equity securities; (ii) future acquisitions and investment opportunities; (iii) strategic business transactions; (iv) current or future equity compensation plans; (v) stock splits; (vi) stock dividends; and (vii) other corporate purposes.

In particular, under Eastside’s current circumstances, a significant reserve of authorized common stock may be useful to Management in its efforts to improve the Company’s balance sheet and so preserve the listing of our common stock on Nasdaq. Such efforts could entail sales of equity securities to institutional investors. Such efforts could also involve Eastside’s acquisition of one or more operating businesses that are compatible with our existing business operations and are attracted by the opportunities for liquidity that participation in a Nasdaq-listed company would provide. Our Management has explored a number of such arrangements, and to date has not secured any form commitment. Nevertheless, Management believes that the availability of a significant amount of authorized common stock could make opportunities available for investment or expansion transactions that would strengthen Eastside’s balance sheet and make its Nasdaq listing less precarious.

At this time, we have no specific plans, arrangements or understandings to issue any of the shares of common stock that would be authorized by the Charter Amendment Proposal (other than to remedy the 44,092 share shortfall in our common stock reserve). However, we believe that it is critical to have the flexibility to issue shares of common stock beyond the limited amount that approval of the Reverse Stock Proposal and implementation of a Reverse Stock Split would make available. We believe the failure to approve the Charter Amendment Proposal would likely hinder our ability to pursue stockholder value-enhancing transactions. We have not proposed the increase in the authorized number of shares of Common stock with the intention of using the additional shares for anti-takeover purposes, although we could theoretically use the additional shares to make it more difficult or to discourage an attempt to acquire control of Eastside.

The issuance of any shares of common stock, or securities convertible into common stock, in connection with any financing or refinancing or acquisition transaction, may dilute the proportionate ownership and voting power of existing stockholders and depress the market price of our common stock. Although the future issuance of additional shares of common stock would dilute the relative ownership interests of existing stockholders, our Board believes that having the flexibility to issue additional shares in appropriate circumstances could increase the overall value of Eastside to its stockholders.

Effect of Approval

Approval of Proposal 2 will constitute approval of the amendment to Section 4.1 of Eastside’s Articles of Incorporation, attached hereto as Appendix A. If Proposal 2 is approved, the Company intends to file the amendment to the Articles of Incorporation with the Secretary of State of the State of Nevada, and Proposal 2 will become effective at the time of that filing.

Dissenter’s Rights of Appraisal

Any stockholders who dissent from the Charter Amendment have no right to appraisal under the Nevada Revised Statutes, our Articles of Incorporation, or our bylaws.

Required Vote and Recommendation

In accordance with our Articles of Incorporation and Nevada law, approval and adoption of this Charter Amendment Proposal requires the affirmative vote of a majority of the voting power held by all stockholders. Abstentions will have the effect of voting against the Charter Amendment Proposal and broker non-votes will have no effect on the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

PROPOSAL NO. 3

APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING

IF THERE ARE INSUFFICIENT PROXIES AT

THE SPECIAL MEETING TO APPROVE THE PROPOSALS

Adjournment of the Special Meeting

In the event that the number of shares of common stock present or represented by proxy at the Special Meeting and voting “FOR” the adoption of the Reverse Split Proposal and the Charter Amendment Proposal are insufficient to approve such proposals, we may move to adjourn the Special Meeting in order to enable us to solicit additional proxies in favor of the adoption of any such proposal. In that event, we may ask stockholders to vote only upon the Adjournment Proposal. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Required Vote and Recommendation

In accordance with our Articles of Incorporation and Nevada law, approval and adoption of this Adjournment Proposal requires the affirmative vote of a majority of the votes cast by all stockholders present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal. Abstentions and broker non-votes, if any, with respect to this proposal are not counted as votes cast and will not affect the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING IF THERE ARE INSUFFICIENT PROXIES AT THE SPECIAL MEETING TO APPROVE THE REVERSE SPLIT PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock

The following table sets forth information as of the date of the Record Date as to each person or group who is known to us to be the beneficial owner of more than 5% of our outstanding common stock and as to the security and percentage ownership of each of our executive officers and directors and of all of our officers and directors as a group. As of the Record Date, the Company had 1,763,489 shares of common stock outstanding.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of the Record Date are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name And Address (1)	Number of Common Shares Beneficially Owned		Percentage Owned
5% Stockholders:
Crater Lake Pte Ltd (2)	46,156	(3)	2.62%
The B.A.D. Company, LLC (4)
Michael Bigger (5)	306,338	(6)	17.37%
TQLA, LLC	145,833	(7)	7.64%

Directors and Named Executive Officers
Geoffrey Gwin	55,003	(8)	3.12%
Eric Finnsson	20,130	(9)	1.14%
Stephanie Kilkenny	451,236	(10)	23.63%
Robert Grammen	94,756	(11)	5.37%
All directors and executive officers as a group (4 persons)	621,125		32.53%

1)	Unless otherwise noted, the address is c/o Eastside Distilling, Inc., 2321 NE Argyle, Unit D, Portland, Oregon 97211.

2)	The address is 111 North Bridge Road, #08-19, Peninsula Plaza, Singapore 179098.

3)	Includes 40,323 shares of common stock issuable upon conversion of 2,500,000 shares of the Company’s Series B Preferred Stock and 5,833 shares of common stock of the registrant issuable upon exercise of warrants at an exercise price of $75.00 per share.

4)	The address is 14 Wall Street, 2nd Floor, c/o District 2 Capital Fund LP, Huntington, New York 11743.

5)	The address is 11434 Glowing Sunset Lane, Las Vegas, Nevada 89135.

6)	The B.A.D. Company, LLC and Michael Bigger, the Managing Member of Bigger Capital, LLC, which is the Manager of The B.A.D. Company, LLC, along with certain affiliates are a “group” as that term is defined by the SEC. Members of the group also own promissory notes convertible into 130,916 shares of common stock, warrants exercisable to purchase 45,000 shares of common stock, and Series C Preferred Stock convertible into 1,838,000 shares of common stock, none of which common shares are included in the table above because the derivative securities contain a 9.99% beneficial ownership limitation on conversion. The information in this note is based on a Schedule 13G filed on October 10, 2023.

7)	Shares issuable upon exercise of a six-year warrant at a price of $33.08 per share.

8)	Includes 5,350 shares held by Group G Investments, LP (“Group G Investments”), the general partner of which is Group G Capital Partners, LLC. Mr. Gwin is the managing member and Chief Investment Officer of Group G Capital Partners, LLC and is also a limited partner of Group G Investments. By virtue of his roles with Group G Capital Partners, LLC, he may be deemed to be the indirect beneficial owner of Group G Investments’ portfolio securities; however, he disclaims beneficial ownership of the reported securities, except to the extent of his pecuniary interest therein.

9)	Includes 250 shares underlying presently exercisable stock options.

10)	Includes 7,292 shares held in Ms. Kilkenny’s capacity as trustee of the Stephanie A. Kilkenny Trust, 145,833 shares issuable upon exercise of warrants held by TQLA, LLC, which Ms. Kilkenny, together with her spouse, owns and controls; 1,389 warrants held directly by Patrick J. Kilkenny, Trustee of the Patrick J. Kilkenny Revocable Trust, and 296,722 shares owned by The B.A.D. Company, LLC, in which two companies majority-owned by Patrick Kilkenny hold a 50% equity interest. Mr. Kilkenny is the spouse of the Reporting Person.

11)	Includes 250 shares underlying presently exercisable stock options.

Series B Preferred Stock

The following table sets forth information as of Record Date as to each person or group who is known to us to be the beneficial owner of more than 5% of our outstanding Series B preferred stock. As of the Record Date, we had 2,500,000 shares of Series B preferred stock outstanding.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of capital stock shown as beneficially owned by the stockholder.

Shares of Series B preferred stock subject to options or warrants that are currently exercisable or exercisable within 60 days of the Record Date are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name And Address	Number of Series B Preferred Shares Beneficially Owned	Percentage Owned
5% Stockholders:
Crater Lake Pte Ltd	2,500,000	100.00%
111 North Bridge Road #08-19 Peninsula Plaza, Singapore 179098

HOUSEHOLDING

Proxy Materials Delivered to a Shared Address

Stockholders who have the same mailing address and last name may have received a notice that your household will receive only one set of proxy materials. This practice, commonly referred to as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice, from us or from your bank, broker or other registered holder, that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. A number of banks, brokers and other registered holders with account holders who are our stockholders will be householding our proxy materials. If you hold your shares in street name, and no longer wish to participate in householding and would prefer to receive a separate proxy statement in the future, or currently receive multiple copies of the proxy materials and would like to request householding, please notify your bank, broker or other registered holder. If you are a holder of record, and no longer wish to participate in householding and would prefer to receive a separate proxy statement in the future, or currently receive multiple copies of the proxy materials and would like to request householding, please notify us in writing at 2321 NE Argyle Street, Unit D, Portland, OR 97211, or by telephone at (971) 888-4264. Any stockholder residing at a shared address to which a single copy of the proxy materials was delivered who wishes to receive a separate copy of our proxy statement may obtain a copy by written request addressed to 2321 NE Argyle Street, Unit D, Portland, OR 97211, attention: Secretary. We will deliver a separate copy of our proxy statement to any stockholder who so requests in writing promptly following our receipt of such request.

OTHER MATTERS

Management and the Board of the Company know of no matters to be brought before the Special Meeting other than as set forth herein.

APPENDIX A

Form of Certificate of Change that, if the Reverse Split Proposal and/or the Charter Amendment Proposal are approved by the Shareholders, will be filed with the Nevada Secretary of State

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada
89701-4201 (775)
684-5708
Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209

TYPE OR PRINT • USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Indicate the current number of authorized shares and par value, if any, and each class or series before the change.
3. Indicate the number of authorized shares and par value, if any of each class or series after the change.
4. Indicate the change of the affected class or series of issued, if any, shares after the change in exchange for each issued share of the same class or series.
5. Indicate provisions, if any, regarding fractional shares that are affected by the change.
6. NRS required statement.
7. This section is optional. If an effective date and time is indicated the date must not be more than 90 days after the date on which the certificate is filed.
8. Must be signed by an Officer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: Eastside Distilling, Inc. Entity or Nevada Business Identification Number (NVID): INV20041379435
2. Current Authorized Shares:	The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change: 6,000,000 shares common stock, $0.0001 par value; 100,000,000 shares preferred stock, $0.0001 par value.
3. Authorized Shares After Change:	The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change: 50,000,000 shares common stock, $0.0001 par value; 100,000,000 shares preferred stock, $0.0001 par value.
4. Issuance:	The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series: Every _______ (__) shares of common stock will be converted into one (1) share of common stock. ________ shares will become ________ shares.
5. Provisions:	The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby: Any fractional share, held of record, resulting from the change will be rounded up to the nearest whole share. Less than 1% of the outstanding shares will be affected
6. Provisions:	The required approval of the stockholders has been obtained.
7. Effective date and time: (Optional)	Date: Time:

This form must be accompanied by appropriate fees.
If necessary, additional pages may be attached to this form.

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